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                                                                  EXHIBIT 2.6

                       TECHNICAL AMENDMENTS TO MERGER AGREEMENT

     THESE TECHNICAL AMENDMENTS TO MERGER AGREEMENT (the "Amendments") are made and entered into this 5th day of October, 1998, by and among Precept Transportation Services, LLC, a Nevada limited liability company ("Precept Transportation"), Precept Business Services, Inc., a Texas corporation ("Precept"), Garden State Acquisition Corporation, a Texas corporation ("Merger Sub"), Garden State Leasing & Rent-A-Car Corporation, a New Jersey corporation (the "Company") and John Rose (the "Stockholder"); to amend and correct certain provisions of that certain Agreement and Plan of Merger dated October 2, 1998, to be effective as October 1, 1998, by and among Precept Transportation, Precept, Merger Sub, the Company and the Stockholder (the "Merger Agreement");

                                       RECITALS

     WHEREAS, the Merger Agreement, as originally writtten, contained certain errors and ambiguities that Precept Transportation, Precept, Merger Sub, the Company and the Stockholder wish to correct and clarify;

                                      AGREEMENT

     NOW, THEREFORE, in consideration of premises, and the mutual promises and covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

     1.   SECTION 2.5.1.2.   The example at the end of Section 2.5.1.2 of the
Merger Agreement is hereby amended to reflect that Precept's duty to issue additional shares of its Class A Common Stock under such example is subject to the condition set forth earlier in that Section that the closing trading price of such shares as reported on NASDAQ (or other applicable exchange) shall have been below $1.1385 per share for the immediately preceding ten
(10) consecutive Trading Days prior to the sale described in such example.

     2. SECTION 2.6.1. Section 2.6.1 of the Merger Agreement is hereby amended by the deletion of the words "except as otherwise provided in the Employment Agreement" at the end of such Section and by the addition of the following sentence: "Stockholder's profits participation related to any such future acquisitions is provided for and shall accrue solely under the Employment Agreement."

     3. SECTION 2.6.2. Section 2.6.2 of the Merger Agreement is hereby amended by the deletion of the words "selected by the Stockholder" in the second to last line of that Section.

     4.   SECTION 2.6.4.   The last sentence of Section 2.6.4 of the Merger
Agreement is hereby amended and restated to read in its entirety as follows:

     "All costs of such audit shall be the responsibility of Stockholder, unless the independent accounting firm determines that the amount of any additional Earn-Out Payment over and

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     above that calculated by Precept and due to Stockholder as described above is more than seven and one-half percent (7-1/2%) of the Earn-Out Payment as calculated by Precept, and if the additional payment due is more than such seven and one-half percent (7-1/2%) of that offered by Precept, the costs of audit shall be borne by Precept."

     5.   SECTION 2.6.5.   Section 2.6.5 of the Merger Agreement is hereby
amended and supplemented by the addition of the following sentence:

     "It is expressly provided, however, that all shares of Parent Class A Stock received by Stockholder under any earn out in the Employment Agreement are to be received and represent fair value and arms'-length consideration for services actually to be rendered by Stockholder only after the Merger solely in his capacity as an employee of the Surviving Corporation and as agent for Precept Transportation. Such shares are not a part of the Merger Consideration. References to such shares in this Section are therefore for convenience only. Even though certain provisions set forth in this Agreement are equally applicable to such shares, such shares are being issued for separate consideration and a separate purpose."

     6. SECTION 2.7.1. The fifth to last line of Section 2.7.1 of the Merger Agreement is hereby amended to delete the word "Transportation" in such line.

     7.   SECTION 2.9.1   The first line of Section 2.9.1 of the Merger
Agreement is hereby amended to delete the word "Transportation" in such line.

     8.   SECTION 2.9.2   The second line of Section 2.9.2 of the Merger
Agreement is hereby amended to delete the word "Transportation" in such line.

     9.   SECTION 3.6   The third line of Section 3.6 of the Merger Agreement
is hereby amended to delete the word "Transportation" in such line.

     10.  SECTION 7.3    The parenthetical clause in the last two lines of
Section 7.3 of the Employment Agreement is hereby amended and restated to read in its entirety as follows: "(including earn-outs or profits participations, but not to include wages or salary, provided for under the Employment Agreement)."

     11.  SECTION 7.4, FIRST SENTENCE    The first sentence, tenth line of
Section 7.4 of the Merger Agreement, is hereby amended to delete the word "Transportation" in such line.

     12.  SECTION 7.4, THIRD SENTENCE   The third sentence of Section 7.4 of
the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "The Indemnified Parties shall provide all reasonable cooperation in connection with any such defense by the Indemnifying Parties."

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     13.  SECTION 7.4, FOURTH SENTENCE   The fourth sentence of Section 7.4
of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "Counsel and auditor fees, filing fees and court fees of all proceedings, contests or lawsuits with respect to any such claim shall be borne by the Indemnifying Parties, whether or not the Indemnifying Parties elect to control the defense as set forth above, except that with respect to the litigation disclosed in paragraph 1 of Section 3.13 of the Disclosure Schedule, the Surviving Corporation shall be responsible for and promptly pay all counsel, expert, filing and court fees relating thereto (whether incurred prior to or after the Closing Date)."

     14.  SECTION 7.6.2.   Section 7.6.2 of the Merger Agreement is hereby
amended and supplemented by the addition of the following Section 7.6.2.5:

     "7.6.2.5 Each release of Escrow Funds required under this Section shall in each case be reduced also by the amount of any Losses paid out from escrow during the applicable periods prior to release."

     15. GOVERNING LAW. These Amendments shall be governed by and interpreted in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein, without resort to the conflict of law principles thereof.

     16. RATIFICATION; COMPLETE AGREEMENT. Except for the amendments specifically set forth therein, all terms and conditions of the Merger Agreement are hereby ratified and confirmed and shall remain in full force and effect. No further alteration, addition or other change to the Merger Agreement or these Amendments shall be binding unless in writing signed by the party to be bound.

     IN WITNESS WHEREOF, the parties have executed these Amendments as of the date first above written.

PRECEPT TRANSPORTATION:

PRECEPT TRANSPORTATION SERVICES, LLC,      GARDEN STATE LEASING & RENT-A-CAR
a Nevada limited liability company         CORPORATION, a New Jersey corporation

By:
   ----------------------------------
                                           By
                                             ---------------------------------
PRECEPT:                                     JOHN ROSE

PRECEPT BUSINESS SERVICES, INC.,
a Texas corporation

By:
   ----------------------------------

COMPANY:

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STOCKHOLDER:


-------------------------------------
JOHN ROSE

MERGER SUB:

GARDEN STATE ACQUISITION CORPORATION,
a Texas corporation


By:
   ----------------------------------

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